Global Income & Currency Fund Inc.

File No. 811-21791

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Steve S. Lee, Portfolio Manager of the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by February 10, 2009; however, a late filing was executed on March 13, 2009.